want a nara sculpture?

We scored a painting by Asia's arguably most popular (and definitively most expensive) contemporary artist, Yoshitomo Nara, and we can't wait to offer it to you.

It features one of Nara's most famous designs, a little white dog known as the Nara Pup.

(Who Nara even featured in his own children's book, btw.)

Even better: we managed to get our hands on a sculpture featuring the same famous pup from Nara's blockbuster show at Japan's Aomori Museum... and we'd like to send it out to a lucky investor.



Source: Aliexpress

Just drop me a reply if you'd like to be considered... that's the only obligation on your part!

We'll announce the winner in our next giveaway email, so keep an eye out for that.

And if you're interested, you can check out our Nara here.

P.S. Don't worry if this one's not for you... we've got plenty more great gifts coming for you soon!

Best,
Anthony DeSimone
—

SVP, Investor Relations
MASTERWORKS

www.masterworks.com
225 Liberty St. 29th Floor, New York, NY 10281

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